SECURITIES AND EXCHANGE COMMISSION

 WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act 1934

Date of Report (date of earliest event reported): September 30, 2011

VANITY EVENTS HOLDING, INC.

 (Exact name of Company as specified in charter)

Delaware	000- 52524	43-2114545
(State or Other Jurisdiction of	(Commission File	(I.R.S. Employer
Incorporation)	Number)	Identification Number)

1111 Kane Concourse, Suite 304
Bay Harbor Islands, FL  33154
(Address of principal executive offices) (zip code)

 (786) 530-2164
(Registrant's telephone number)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of Company under any of the following provisions:

|_| Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

|_| Soliciting material pursuant to Rule 14a-12(b) under the Exchange Act (17 CFR 240.14a-12(b))

|_| Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

|_| Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.
Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance SheetArrangement of a Registrant.
Item 3.02	Unregistered Sales of Equity Securities.

On October 6, 2011, Vanity Events Holding, Inc. (the “Company”) entered into a Securities Purchase Agreement (the “Purchase Agreement”) with Greystone Capital Partners LLC, an accredited investor (the “Investor”), providing for the sale by the Company to the Investor of a 10% convertible debenture in the principal amount of $50,000 (the “Debenture”). The Debenture matures on the first anniversary of the date of issuance (the “Maturity Date”) and bears interest at the annual rate of 10%.  The Company is not required to make any payments until the Maturity Date. The Investor may convert, at any time, the outstanding principal and accrued interest on the Debenture into shares of the Company’s common stock, par value $0.001 per share (“Common Stock”) at a conversion price per share equal to $0.001 per share (the “Conversion Price”).  The Conversion Price will not be adjusted for stock splits, stock dividends, recapitalizations and the like.

In connection with the Agreement, the Investor received a warrant to purchase 50,000,000 shares of the Company’s Common Stock (the “Warrant”). The Warrant is exercisable for a period of three years from the date of issuance at an initial exercise price of $0.002, the closing price of the Company’s Common Stock as quoted on the Over-the-Counter Bulletin Board on October 6, 2011. The Investor may exercise the Warrant on a cashless basis if the shares of Common Stock underlying the Warrant are not then registered pursuant to an effective registration statement. In the event the Investor exercises the Warrant on a cashless basis, then we will not receive any proceeds.

The exercise price of the Warrant is subject to full ratchet and anti-dilution adjustment for subsequent lower price issuances by the Company, as well as customary adjustments provisions for stock splits, stock dividends, recapitalizations and the like.

The Investor has contractually agreed to restrict its ability to exercise the Warrant and convert the Debenture such that the number of shares of the Company common stock held by each of the Investor and its affiliates after such conversion or exercise does not exceed 4.99% of the Company’s then issued and outstanding shares of Common Stock.

The securities were offered and sold to the Investor in a private placement transaction made in reliance upon exemptions from registration pursuant to Section 4(2) under the Securities Act of 1933 and Rule 506 promulgated under Regulation D thereunder. The Investor is an accredited investor as defined in Rule 501 of Regulation D promulgated under the Securities Act of 1933, as amended.

 The foregoing information is a summary of the agreements involved in the transactions described above, is not complete, and is qualified in its entirety by reference to the full text of such agreements, a copy of which are attached as an exhibit to this Current Report on Form 8-K.  Readers should review such agreements for a complete understanding of the terms and conditions associated with this transaction.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On October 12, 2011, the Company and Gregory Pippo, the Company’s chief financial officer, entered into an addendum to his employment agreement, dated July 15, 2011 (the “Employment Agreement”) pursuant to which Mr. Pippo’s monthly net salary has been changed to $4,000.00 per month with the same payment of all associated income taxes applicable to Mr. Pippo’s wages as set forth in the Employment Agreement.

The foregoing information is a summary of the agreement involved in the transaction described above, is not complete, and is qualified in its entirety by reference to the full text of such agreement, a copy of which is attached as an exhibit to this Current Report on Form 8-K.  Readers should review such agreement for a complete understanding of the terms and conditions associated with this transaction.

Item 5.07                      Submission of Matters to a Vote of Security Holders.

On September 30, 2011, a majority of the voting capital stock of the Company took action by written consent pursuant to Section 228 of the Delaware General Corporation Law authorizing the Company to amend its Certificate of Incorporation, as amended, to (1) effect a reverse stock split of the Company’s issued and outstanding shares of common stock, par value $.001 per share (the "Common Stock") at the ratio of 300-for-1 (the “Reverse Stock Split”), and (2) increase the number of authorized shares of Common Stock of the Company from 350,000,000 shares to 500,000,000 shares (the “Authorized Capital Change” and collectively with the Reverse Stock Split, the “Corporate Actions”).

The Company filed a preliminary information statement on Schedule 14C with the Securities and Exchange Commission on October 6, 2011 describing the Corporate Actions.

ITEM 9.01                      Financial Statements and Exhibits.

(d)           Exhibits.
4.1	Convertible Debenture dated October 6, 2011
4.2	Warrant to purchase 50,000,000 shares of common stock of the Company, dated October 6, 2011
10.1	Securities Purchase Agreement, dated as of October 6, 2011, by and between Vanity Events Holding, Inc. and Greystone Capital Partners LLC
10.2	Addendum to the Employment Agreement dated July 15, 2011 by and between Vanity Events Holding, Inc. and Gregory Pippo, dated October 12, 2011

SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: October 12, 2011	VANITY EVENTS HOLDING, INC.

/s/ Lloyd Lapidus
Name: Lloyd Lapidus
Title: Interim Chief Executive Officer

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